Exhibit 10.24
AMENDMENT NO. ONE
FERGUSON ENTERPRISES, INC.
EXECUTIVE RETIREMENT PLAN II
THIS AMENDMENT NO. ONE made effective as of this 1st day of January, 2009, by FERGUSON ENTERPRISES, INC. (the “Corporation”), a Virginia corporation.
WHEREAS, initially effective January 1, 2005, the Corporation adopted the Ferguson Enterprises, Inc. Executive Retirement Plan Il (the “Plan”); and
WHEREAS, pursuant to Section 9.3 of the Plan, the Corporation reserved the right to amend the Plan and now desires to do so, effective January 1, 2009, in order to align the Change in Control and Plan termination distribution provisions of the Plan with the final regulations issued by the IRS under Code § 409A.
NOW, THEREFORE, the Corporation hereby amends the Plan, effective January 1, 2009, as follows:
1.    Section 1.14 (“Distributable Event”) of the Plan is deleted in its entirety, and the following is substituted in lieu thereof:
1.14 “Distributable Event” shall have the meaning set forth in Section 5.1 hereof.
2.    Subsection (e) of Section 5.1 (“Distributable Event”) of the Plan is deleted in its entirety, and the following is substituted in lieu thereof:
(e)    a Change in Control Event as to the Participant’s “relevant corporation,” as defined in Section 1.5(4).

3.Section 5.7 (“Termination of Plan Following Change in Control”) is deleted in its entirety, and the following is substituted in lieu thereof:
5.7    Termination of Plan Following Change in Control of Employer. The board of directors of any Employer which has experienced a Change in Control Event may determine, at its sole discretion, to terminate the Plan as to the Participants employed by such Employer, provided that if it chooses to do so, all substantially similar arrangements sponsored by the Employer experiencing the Change of Control Event must also be terminated. Such Employer’s board of directors’ determination to terminate the Plan as to its Participants shall be made no earlier than 30 days prior to the Change in Control Event and no later than 12 months after the Change in Control Event, and the termination shall be effective no earlier than the effective date of the Change in Control Event and no later than 12 months following the Change in Control Event. Upon termination of the Plan as to such Participants under this provision, each affected Participant will receive the full amount credited to such Participant’s Account in a single lump sum in cash, notwithstanding the Participant’s Distribution Election, as soon as administratively practicable on or after the first day of the calendar quarter beginning after the date of Plan termination, as established by the board of directors of such Employer, and in all events within twelve (12) months of the date of termination of the Plan by such Employer’s board of directors.
4.In all other respects, the Plan as originally adopted is hereby ratified and affirmed.
IN WITNESS WHEREOF, the Corporation, by its duly authorized officer, has caused this Amendment No. One to be executed as of the day and year first above written.
FERGUSON ENTERPRISES, INC.
By: /s/ Terry E. Hall
Terry E. Hall, Vice President & General Counsel

2